                                                                    EXHIBIT 11.1

                             Cyberian Outpost, Inc.

                         Computation of Loss per Share

                               Three Months Ended            Years Ended
                            ------------------------- -------------------------
                            February 28, February 28, February 28, February 28,
                                1998         1999         1998         1999
                            ------------ ------------ ------------ ------------
                                   (In thousands, except per share data)
Basic:
 Net loss..................   $(4,458)     $(7,814)     $(7,092)     $(25,220)
 Accumulated dividends on
  Redeemable Series C
  Convertible Preferred
  Stock....................        --           --           --          (613)
 Accretion on Redeemable
  Series C Convertible
  Preferred Stock..........        --           --           --          (210)
                              -------      -------      -------      --------
 Net loss applicable to
  common stockholders......   $(4,458)     $(7,814)     $(7,092)     $(26,043)
                              =======      =======      =======      ========
 Basic weighted average
  shares outstanding.......     6,680       22,748        6,633        15,886
                              =======      =======      =======      ========
 Basic loss per share......   $ (0.67)     $ (0.34)     $ (1.07)     $  (1.64)
                              =======      =======      =======      ========
Diluted:
 Net loss applicable to
  common stockholders......   $(4,458)     $(7,814)     $(7,092)     $(25,220)
                              =======      =======      =======      ========
 Basic weighted average
  shares outstanding.......     6,680       22,748        6,633        15,886
 Net effect of dilutive
  stock options and war-
  rants based on the trea-
  sury stock method........        --           --           --            --
                              -------      -------      -------      --------
 Diluted weighted average
  shares outstanding.......     6,680       22,748        6,633        15,886
                              =======      =======      =======      ========
 Diluted loss per share....   $ (0.67)     $ (0.34)     $ (1.07)     $  (1.64)
                              =======      =======      =======      ========
Pro forma basic and dilut-
 ed:
 Pro forma net loss appli-
  cable to common
  stockholders.............   $(4,458)     $(7,814)     $(7,092)     $(25,220)
                              =======      =======      =======      ========
 Basic and diluted pro
  forma weighted average
  shares
  outstanding..............     9,276       22,748        8,260        20,312
                              =======      =======      =======      ========
 Basic and diluted pro
  forma loss per share.....   $ (0.48)     $ (0.34)     $ (0.86)     $  (1.24)
                              =======      =======      =======      ========
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